EXHIBIT 11

               DONALDSON, LUFKIN & JENRETTE, INC. & SUBSIDIARIES

                       Computation of Earnings Per Share
                    (In thousands, except per share amounts)


                                                                  Three Months Ended
                                                                       March 31,
                                                                   1997         1996
                                                                 --------    ---------
Weighted Average Common Shares:
    Average Common Shares Outstanding                              54,050       53,300
    Average Restricted Stock Units Outstanding                      4,330        5,179
    Average Common Shares Issuable Under Employee Benefit
       Plans                                                        3,363        1,097
                                                                 --------    ---------

Weighted Average Common Shares Outstanding                         61,743       59,576
                                                                 ========    =========

Earnings:
     Net Income                                                  $ 86,400    $  65,100
     Less:  Preferred Stock Dividend Requirement                    3,234        4,967
                                                                 --------    ---------

Earnings Applicable to Common Shares                             $ 83,166    $  60,133
                                                                 ========    =========


Earnings Per Common Share                                        $   1.35    $    1.01
                                                                 ========    =========

Weighted average common shares outstanding are substantially the same for both primary and fully diluted earnings per common share.

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